Exhibit 99.1
For Immediate Release

Notice of Proposed Voluntary Dismissal of a Shareholder Derivative Action

SAN RAMON, Calif., August 14, 2014 -This notice relates to a proposed voluntary dismissal of a shareholder derivative action and is being given pursuant to an order of The United States District Court for the Northern District of California. The purpose of the notice is to advise Chevron shareholders that plaintiff, Stephen Bushansky, in the below referenced action wishes to voluntarily dismiss the case. Additional information on the action and right to intervene can be found below.

THE SHAREHOLDER DERIVATIVE ACTION

On March 30, 2012, plaintiff Stephen Bushansky filed a purported shareholder derivative complaint in the United States District Court for the Northern District of California, Case No. 12-CV-01597-JST (the “California Derivative Action”), against members of Chevron Corporation’s board of directors (the “Individual Defendants”) seeking relief on behalf of Chevron Corporation, a nominal defendant. The California Derivative Action arises from the decision by the board of directors on September 29, 2010 to amend Chevron’s By-Laws to add a provision providing that the Delaware Court of Chancery would serve as the exclusive forum for (1) any derivative action brought on behalf of the company, (2) any action asserting breaches of fiduciary duty, (3) any action arising under Delaware corporate law, and (4) any other action asserting claims governed by the internal affairs doctrine (the “forum selection By-Law”). The California Derivative Action purports to allege six causes of action related to the adoption of the forum selection By-Law: (I) breach of fiduciary duties against the Individual Defendants, (II) aiding and abetting breaches of fiduciary duty against the Individual Defendants, (III) abuse of control against all defendants, (IV) waste of corporate assets against all defendants, (V) indemnification, and (VI) declaratory judgment against all defendants.
On February 6, 2012, approximately one month before the California Derivative Action was filed, a purported shareholder class action challenging the validity of the forum selection By-Law was filed in the Delaware Court of Chancery, titled Boilermakers Local 154 Ret. Fund v. Chevron Corp., C.A. No. 7220-CS (the “Delaware Action”). This case also named all of Chevron’s directors, as well as Chevron Corporation, as defendants. Like the California Derivative Action, the Delaware Action challenged the decision by Chevron’s Board of Directors to adopt the forum selection By-Law, and asserted many of the same claims that were subsequently raised in the California Derivative Action.
On August 9, 2012, the District Court in the California Derivative Action stayed the California Derivative Action pending the outcome of the parallel Delaware Action.
On June 25, 2013, the Delaware Court of Chancery ruled in favor of the defendants, finding that the forum selection By-Law was legally valid and dismissed Counts I and IV of the Delaware Action with prejudice. On July 22, 2013, the Delaware Court of Chancery entered a final judgment against the plaintiffs on those grounds. The plaintiffs in the Delaware Action filed a notice of appeal to the Delaware Supreme Court, but on October 15, 2013, voluntarily dismissed their appeal. On October 28, 2013, the plaintiffs in the Delaware Action filed a motion to dismiss the case without prejudice. Chevron has since asked the Delaware Court of Chancery to postpone any ruling on the motion to dismiss in the Delaware Action until after the pending voluntary dismissal of the California Derivative Action.
On February 14, 2014, plaintiff Bushansky sought to voluntarily dismiss the California Derivative Action.
On February 19, 2014, plaintiff Bushansky further notified the District Court that he had sold all of his stock in Chevron Corporation and that he therefore no longer had the requisite legal standing to pursue the California Derivative Action on behalf of the company because he was no longer a Chevron shareholder. On June 25, 2014, the District Court ordered that notice of the voluntary dismissal be provided to Chevron Corporation shareholders before the California Derivative Action could be dismissed with prejudice. If no other Chevron Corporation shareholder seeks to intervene in the California Derivative Action, the voluntary dismissal will be approved and the California Derivative Action will be dismissed with prejudice.
THE RIGHT TO INTERVENE IN THE CALIFORNIA DERIVATIVE ACTION
Any Chevron Corporation shareholder may seek to intervene as a plaintiff in the California Derivative Action if he, she, or it (1) owns shares in Chevron and (2) wishes to pursue the claims in the California Derivative Action or has any reason why the action should not be voluntarily dismissed. All motions to intervene must be filed with the Clerk of the Court no later than September 29, 2014. Every motion to intervene must contain: (1) the caption of the California Derivative Action; (2) the intervenor’s name, address and phone number; (3) proof or certification of the date the intervenor purchased Chevron Corporation stock; and (4) any supporting papers, including all documents and writings that the intervenor desires the Court to consider.
Any motions to intervene must be filed with the District Court at:
Clerk of Court
United States District Court for the Northern District of California
Phillip Burton Federal Building & United States Courthouse
450 Golden Gate Avenue, 16th Floor
San Francisco, California 94102
A copy of any motion to intervene must also be mailed to:
David J. Berger
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

Attorneys for Defendants Samuel H. Armacost, Linnet F. Deily, Robert E. Denham, Robert J. Eaton, Chuck Hagel, Enrique Hernandez, Jr., Franklyn G. Jenifer, George L. Kirkland, Sam Nunn, Donald B. Rice, Kevin W. Sharer, Charles R. Shoemate, John G. Stumpf, Ronald D. Sugar, Carl Ware, John S. Watson, and Nominal Party Chevron Corporation
Joseph H. Weiss
WeissLaw LLP
1500 Broadway
New York, New York 10036
Attorneys for Plaintiff Stephen Bushansky
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Contact:     Justin Higgs    --    +1 925-790-6501